Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Stewart Enterprises, Inc. on Forms S-3 (File Nos. 333-59339 and 333-68563), S-4 (File No. 333-360) and S-8 (File Nos. 33-49726, 33-64106, 33-02374 and 333-34766) of our reports, which include an emphasis paragraph related to changes in the Company=s method of accounting for funeral services investment trust fund earnings in 1999, dated December 12, 2000, except for Note 19 as to which the date is January 9, 2001, on our audits of the consolidated financial statements and financial statement schedule of Stewart Enterprises, Inc. and Subsidiaries as of October 31, 2000 and 1999 and for the three years in the period ended October 31, 2000, which reports are included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
New Orleans, Louisiana
January 25, 2001